Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Reviewed by EM:

Reviewed by EP: RLB 9/3/13

Reviewed by EQR: RND 9/5/13

Consent of Independent Registered Public Accounting Firm

We consent only to the inclusion in Form 10-Q for the period ending April 30, 2013, the condensed financial statements of Go Public, Inc. for the quarter ending April 30, 2013.

Clearwater, Florida

September 9, 2013